Exhibit 107.1

Calculation of Filing Fee Table

Form SF-1

(Form Type)

Pacific Gas and Electric Company	PG&E Wildfire Recovery Funding LLC
(Exact name of registrant, sponsor and depositor as specified in its charter)	(Exact name of registrant and issuing entity as specified in its charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee (1)

Fees to Be Paid	Asset-Backed Securities	Senior Secured Recovery Bonds, Series 2022-B	457(o)	$3,250,000,000	100%	$3,250,000,000	0.0000927	$301,275

	Total Offering Amount					$3,250,000,000		$301,275

	Total Fees Previously Paid(2)							$92.70

	Net Fee Due							$301,182.30

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	$92.70 was previously paid in connection with the initial filing of this Registration Statement.